Addendum to Executive Separation Agreement

This Addendum to the Executive Separation Agreement is entered into as of October 18, 2024 (the “Effective Date”), by and among AMMO, Inc., a Delaware corporation, headquartered in Scottsdale, Arizona (the “Company”) and Robert Wiley, an individual (the “Executive”). The Company and the Executive are hereafter referred to collectively as the “Parties”.

Background

WHEREAS, the Parties entered into an Executive Separation Agreement dated September 19, 2024 (the “ESA”) and seek to clarify the Parties’ original intentions and obligations pursuant to the ESA.

Agreement

1.
Amendment. The ESA is hereby amended by adding the following new Section 29 following Section 28:

29. Protected Rights.

The Parties hereby clarify and agree, and by executing this Addendum, Executive acknowledges that no provision of the ESA or this Addendum limits Executive’s ability to provide any information in any form, voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, to file a charge or complaint, to communicate in any way, or to otherwise participate in any investigation or proceeding that may be conducted by any government agency, including but not limited to, the U.S. Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission, any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission, without notice to the Company or affects any eligibility that Executive may have to receive a whistleblower award or bounty for information provided to the SEC or any other government agency or official (collectively, “Protected Rights”).

The Parties agree and the Executive acknowledges that the Protected Rights supersede any language in the ESA or this Addendum that could otherwise be interpreted to limit or impede such rights, including, but not limited to, Sections 5, 7, 8, 9, 11 and 14 of the ESA.

2.
Miscellaneous.
A.
The Parties agree that the consideration payable to Executive provided in Section 2 of the ESA, including the Cash Severance and the Equity Severance, constitutes the full consideration to enter into this Addendum. The Parties further agree that the language in this Addendum shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.
B.
This Addendum may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
C.
This Addendum, together with the ESA, constitute the entire agreement between the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings,

oral or written, related to the subject matter hereof. This Addendum shall not be amended or revised except in a writing executed by both Parties.

D.
The ESA, except as modified by this Addendum, shall remain in full force and effect according to its terms.

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Signature Page Follows.}

IN WITNESS WHEREOF, the Parties have executed this Addendum to be effective as of the Effective Date.

THE EXECUTIVE:

Name: Robert Wiley

THE COMPANY:

AMMO, INC.

By: Name: Jared Smith

Title: Chief Executive Officer

{Signature Page to

Addendum to Executive Separation Agreement}